Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

FORM OF MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated September 29, 2023, is between Texas Capital Funds Trust (the “Trust”), a Delaware trust, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio.

Background

The Trust is an investment company registered or to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and it desires that Ultimus perform certain services for each of its series listed on Schedule A (as amended from time to time) (individually referred to herein as a “Fund” and collectively as the “Funds”). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Trust retains Ultimus to act as the service provider on behalf of each Fund for the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

[X]Fund Accounting Addendum

[X]Fund Administration Addendum

[X]Transfer Agent and Shareholder Servicing Addendum

2.	Allocation of Charges and Expenses

2.1.	Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Trust who are affiliated persons of Ultimus, except when such person is serving as the Trust’s chief compliance officer.

2.2.	The Trust, on behalf of each Fund, assumes and shall pay or cause to be paid all other expenses of the Trust or a Fund not otherwise allocated under this Section 2, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with issuing and redeeming shares; the costs of custodial services; the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws; fees and reimbursable expenses of Trustees who are not affiliated persons of Ultimus or the investment adviser(s) to the Trust; insurance premiums; interest; brokerage costs; litigation and other

A-1

extraordinary or nonrecurring expenses; and all fees and charges of investment advisers to the Trust.

3.	Compensation

3.1.	The Trust, on behalf of each Fund, shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement.

3.2.	If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Trust shall promptly pay Ultimus’ compensation for the preceding month.

3.3.	In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.	In the event that any fees are disputed, the Trust shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Trust documentation which reasonably supports the disputed charges.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Trust, on behalf of each Fund, agrees to reimburse Ultimus for its reimbursable expenses reasonably incurred in providing services hereunder, if applicable, including, without limitation, the following:

4.1.	Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Trust’s Board of Trustees (the “Board”) or any committee thereof and shareholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Trust;

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4.3.	The cost of obtaining secondary security market quotes and any securities data, including, but not limited to, the cost of fair valuation services and the cost of obtaining corporate action related data and securities master data, all as authorized by and using pricing agents approved by the Trust;

4.4.	The cost of storing physical records and materials;

4.5.	All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Trust, provided the Trust is informed of and agrees to such fees and expenses in advance.

4.6.	Any expenses Ultimus shall incur at the direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Ultimus, who may otherwise be named as an authorized representative of the Trust for certain purposes;

4.7.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”);

4.8.	A reasonable allocation of the cost of GainsKeeper® software, used by Ultimus to track wash loss deferrals for both fiscal (855) and excise tax provisioning; and

4.9.	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement, provided that such expenses shall be separately itemized.

5.	Maintenance of Books and Records; Record Retention

5.1.	Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2.	Ownership of Records

A.	Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Trust or Fund.

B.	Ultimus agrees to provide the Client Records to the Trust or a Fund, at the expense of the Trust or Fund, upon reasonable request, and to make such books and records available for inspection by the Trust, a Fund, or its regulators at reasonable times.

C.	Ultimus agrees to furnish to the Trust or a Fund, at the expense of the Trust or Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Trust or Fund or, upon the written request of the Trust or Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required

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by applicable law, rule, or regulation to maintain any Client Records, it will provide the Trust or Fund with copies as soon as reasonably practical after the termination.

5.3.	Ultimus agrees to keep confidential, and shall not disclose to any third parties, all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.	If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Trust or Fund of such request(s) so that the Trust or Fund may seek, at the expense of the Trust or Fund, an appropriate protective order.

6.	Ultimus Personnel

6.1.	Ultimus Personnel. All Ultimus personnel will be sufficiently and appropriately licensed, qualified, and trained as required by applicable law and generally accepted industry standards to provide the Services and meet the other requirements of this Agreement. Ultimus personnel will be and act under the exclusive supervision and control of Ultimus. Ultimus will ensure that such Ultimus personnel comply at all times with the terms of this Agreement and applicable law.

6.2.	Background Checks.
A.	Prior to the provision of Services or deliverables and periodically thereafter, Ultimus will conduct, or cause to be conducted (by contract or otherwise), at its expense, third-party background checks on all Ultimus personnel who will be involved in providing Services or deliverables hereunder. In no event will any person who has been convicted of any criminal offense involving dishonesty, a breach of trust, money laundering, or any sex crime, participate in the provision of Services or deliverables hereunder.
B.	Notwithstanding the foregoing, if any Ultimus personnel will have access to the Trust’s customers or the Trust/consumer information or have unescorted access to the Trust’s facilities or systems (hereafter referred to as “Special Access”), Ultimus will ensure that each such Ultimus personnel, prior to obtaining such access, has successfully passed a third-party background check that meets the minimum requirements set forth on the attached Exhibit B.
C.	In the event that Ultimus does not comply with the terms of this Section 6.2, the Trust may, in its sole and absolute discretion, terminate this Agreement immediately. Termination by the Trust under this section will not preclude the Trust from enforcing all other remedies that may be available to the Trust by law or under this Agreement.

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6.3.	Employment Status. Ultimus or its respective subcontractors will be the employer in law and in fact of all persons assigned to perform the Services or deliver deliverables. Ultimus will take all necessary efforts and precautions to protect the Trust from employer or co-employer status including, but not limited to: (a) establishing, maintaining and ensuring Ultimus’ employer status with all of its employees through proactive measures; (b) incorporating similar protective co-employment provisions into all of its subcontracting agreements; (c) monitoring all hours worked by persons performing the Services and delivering deliverables so as to avoid any potential finding of liability against the Trust pursuant to Section 414(n) of the Internal Revenue Code; and (d) taking any and all other steps necessary or prudent to ensure compliance with any other laws, rules or regulations regarding co-employment so as to protect the Trust from being found to be an employer or a co-employer of any person performing the Services or delivering deliverables. The Trust will not be liable to any Ultimus personnel for any purpose, including for claims or causes of action arising out of or related to the employee’s placement with the Trust or separation therefrom. Ultimus will be solely responsible for the provision of benefits and the payment of compensation of Ultimus personnel assigned to perform Services and deliver deliverables hereunder. Ultimus will have sole responsibility for payment of wages, compensation, benefits, worker’s compensation, disability benefits, and unemployment insurance and for withholding and paying employment taxes for any Ultimus personnel.

7.	Subcontracting

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor. Ultimus shall not subcontract any services it is required to provide under this Agreement without the prior written consent of the Trust.

8.	Offshoring of Services

No Services may be performed outside of the United States without the prior written approval of the Trust. If any of the Services are performed outside of the United States, Ultimus (and its subcontractors who are performing any of the Services outside of the United States) will comply with the requirements of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. Section 78dd-1, eq seq.).

9.	Effective Date

9.1.	This Agreement shall become effective as of the date first above written with respect to each Fund that has commenced operations prior to such date (or, if a particular Fund has not commenced operations on that date, on the date such Fund commences operations) (the “Agreement Effective Date”).

9.2.	Each Addendum shall become effective as of the date first written in the Addendum with respect to each Fund that has commenced operations prior to such date (or, if a particular Fund has not commenced operations on that date, on the date such Fund commences operations).

10.	Term

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10.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 10, for a period of three (3) years from the date first above written (the “Initial Term”).

10.2.	Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).

10.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.	Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate this Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)	a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)	the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;

(3)	a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)	the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect;

(5)	if the Board approves liquidation of a Fund, this Agreement may be terminated with respect to such Fund only, and such termination shall be deemed to be for “good cause”; provided that this Agreement remains in full force and effect with respect to all non-liquidating Funds; the only exception being if the liquidating Fund is the last or only Fund in the Trust, in which event this Agreement shall be terminated in its entirety upon liquidation of that sole remaining Fund and such termination shall be deemed to be for “good cause”; and

(6)	Should Ultimus assign this Agreement pursuant to Section 24.4(C), the Trust has the right to terminate this Agreement without penalty upon 90 days’ written notice.

(7)	The Trust may terminate this Agreement immediately if it is determined that Ultimus has failed to comply with the terms of Section 6.2.

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B.	Out-of-Scope Termination. If the Trust or Fund demands services that are beyond the scope of this Agreement and/or a Fund’s investment strategy, structure, holdings, or other aspects of a Fund’s operations deviate in any material respect from those Ultimus understood to exist during the initial due diligence and onboarding stage, such that Ultimus is (or will be) required to employ resources, whether in the form of additional man hours, investment or otherwise, beyond what was originally anticipated by Ultimus (collectively, the “Out-of-Scope Services”), and the parties cannot agree on appropriate terms relating to such Out-of-Scope Services, either party may terminate this Agreement upon not less than 90 days’ prior written notice.

C.	End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 30 days prior to the end of the Initial Term or then-current Renewal Term.

D.	Early Termination. Any termination of this Agreement in whole or in part other than termination under Section 8.3.A-C is deemed an “Early Termination.” The Trust or Fund(s) effecting such Early Termination shall be subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the term of the Agreement.

E.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 30 calendar days of the termination date provided in the notice of termination.

10.4.	No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

11.	Additional Funds

In the event that the Trust establishes one or more series or classes of shares after the Agreement Effective Date, each such series or class of shares shall become, at the discretion of the Trust and Ultimus, a Fund or class of shares of a Fund (as applicable) under this Agreement and shall be added to Schedule A and the applicable Fee Letter(s) as appropriate.

12.	Information Security and Security Breach; Business Continuity and Disaster Recovery
12.1.	Information Security Program. Prior to executing this Agreement, Ultimus will have implemented a written information security program (the “Information Security Program”) that is in accordance with the Gramm-Leach-Bliley Act (including but not limited to 12 CFR Part 30, Appendix B, Interagency Guidelines Establishing Information Security Standards), Fair Credit Reporting Act, and SSAE18/SOC reports and designed to (a) ensure the security and confidentiality of the Trust’s Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Confidential Information; and (c) protect against unauthorized access to or use of such Confidential Information that could result in substantial harm or inconvenience to the Trust or its customers or clients. The Information Security Program will include (i) administrative, technical and physical safeguards appropriate to the size and complexity of Ultimus’

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business and the nature and scope of the Services to be performed in order to ensure the confidentiality, integrity and availability of the Trust’s Confidential Information and the by-products of such information; (ii) information regarding the initial risk assessment, risk management and control, the training of Ultimus personnel with respect to compliance with the Information Security Program, testing of the Information Security Program, and oversight of any subcontractor arrangements; and (iii) policies and procedures designed to detect, assess, control and respond to any unauthorized access to or use of the Trust’s Confidential Information. Ultimus agrees to deliver to the Trust a copy of the Information Security Program upon request and any changes to the Information Security Program within fifteen (15) business days of their adoption by Ultimus. Without limitation of the foregoing, Ultimus shall not create any de-identified information from the Trust/consumer information, shall not use or disclose any of the Trust/consumer information for benchmarking or other comparisons, and shall not create any derivative works using any or all the Trust/consumer information without the Trust’s written approval.

12.2.	Security Breach. “Security Breach” means any actual security breach Ultimus either suffers or learns of that either compromises or could compromise the Trust/consumer information, for example (but not for limitation) physical trespass on a security facility, data loss, computing systems intrusion/hacking, loss/theft of a PC (laptop or desktop), or loss/theft of printed materials. In the event of any Security Breach or suspected Security Breach involving the Trust’s Confidential Information, Ultimus will (a) promptly notify the Trust of such Security Breach (including estimates of the effect of such Security Breach on the Trust and/or its clients and/or customers) at the following phone number and email address, respectively: 844-348-2062 (or other number provided in writing by the Trust to Ultimus from time to time) and ITSOC@texascapitalbank.com (with a copy to TPRM@texascapitalbank.com); (b) promptly conduct a forensics examination to determine to what extent such information was compromised; (c) promptly provide the Trust, in writing, details concerning the Security Breach, including (i) nature and impact of the Security Breach, (ii) assessment of immediate risk due to the Security Breach, (iii) corrective actions already taken, and (iv) corrective actions to be taken; (d) promptly cooperate with the Trust and any affected consumers, regulators and law enforcement to assist in regaining possession of the information and prevent its further unauthorized use and to notify affected consumers if required by applicable law; (e) promptly take the corrective actions identified in (iv) above; and (f) promptly take measures to restore and enhance its security policies and procedures to avoid further breaches. Except as may be required by applicable law, Ultimus agrees that it will not inform any third party, excluding its legal advisors, insurance carrier, and those parties engaged to assist in resolving the Security Breach, of the Trust’s involvement in any such Security Breach without the Trust's written approval. If disclosure is required by applicable law, including but not limited to the Gramm-Leach-Bliley Act, federal, state or local law, Ultimus agrees to work with the Trust regarding the content of such disclosure to minimize any potential adverse impact upon the Trust and its clients and customers. The requirement for notification to the Trust of a Security Breach will survive termination of this Agreement.
12.3.	Disaster Recovery/Business Continuity. Throughout the Term and at all times in connection with its actual or required performance of the Services hereunder, Ultimus shall:

A.       maintain a Business Continuity Plan (the “Business Continuity Plan” or the “Plan”) for the Services and implement such Plan in the event of any unplanned interruption of the Services. Ultimus agrees to deliver to the Trust a copy of the Plan upon request and any changes to the Plan within fifteen (15) business days of their adoption by Ultimus. Ultimus shall actively test, review,

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and update the Plan on at least an annual basis. Ultimus shall provide the Trust with copies of all such updates to the Plan within fifteen (15) business days of its adoption by Ultimus; and

B.       provide the Trust with copies of all reports and summaries resulting from any testing of or pursuant to the Plan within fifteen (15) business days after Ultimus’ receipt or preparation thereof.

13.	Audits.
13.1.	Upon reasonable prior written notice to Ultimus, the Trust or its designated representative(s) may conduct a performance audit, at the Trust’s expense, on Ultimus’ premises or the site of the Services to ensure Ultimus’ compliance with the terms of this Agreement and to evaluate Ultimus’ performance hereof (any such inspection and review, a “Performance Audit”). Ultimus, at no additional charge, will provide the Trust and/or its designated representative(s) reasonable access to Ultimus’ records and other information and reasonable support in connection with a Performance Audit. Any Performance Audit will be conducted during normal business hours and will not interfere unreasonably with Ultimus’ business activities. Records and other information to be made accessible in connection with a Performance Audit will exclude any records pertaining to Ultimus’ other customers or clients and other confidential and proprietary records and information not reasonably associated with the Services or the deliverables under this Agreement.
13.2.	Audit Report. Prior to executing this Agreement and on an annual basis thereafter, Ultimus will provide the Trust, at Ultimus’ expense, a copy of Ultimus’ latest Statement of Standards for Attestation Engagements 18 (“SSAE18”) or Service Organizational Control (“SOC”) report. For each SSAE18/SOC report prepared during the term of this Agreement, Ultimus will provide the Trust with a complete copy of such report within fifteen (15) calendar days after Ultimus receives such report.
13.3.	Bridge Letter for Audit Report. Upon request by the Trust, Ultimus will provide an attestation letter, issued, and signed by Ultimus’ management (the “Bridge Letter”) containing, at minimum, Ultimus’ name, a reference to the end date of the current reporting year audit, material changes in the internal control environment and a statement that Ultimus is not aware of any other material changes to the control environment.
13.4.	Certification and Compliance. Ultimus agrees to comply with the Trust’s reasonable requests for Ultimus to share certain information with the Trust as part of the Trust’s ongoing vendor certification process, including, but not limited to, financial information, control audits, BSA/AML and Office of Foreign Asset Control (OFAC) compliance responsibilities and reports for monitoring potential suspicious activity, reports for monitoring customer complaint activity, and internal policies, processes and procedures of Ultimus (as applicable to the performance of the Services or delivery of the deliverables under this Agreement). Instances where vendor certification may occur include, but are not limited to, annual compliance reviews, regulatory examinations, or amendments and modifications to this Agreement. If sharing information requested by the Trust in connection with vendor certification would violate Ultimus’ confidentiality agreements with third parties, Ultimus will endeavor to provide the Trust other documentation to reasonably satisfy its compliance requirements. Ultimus acknowledges that the Trust may share (subject to confidentiality restrictions consistent with Section 20 hereof) any such information, including the SSAE18/SOC report provided by Ultimus under Section 13.2, with the Trust’s accountants, attorneys or other advisors, and governmental entities and government-sponsored entities.

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14.	Standard of Care; Limits of Liability; Indemnification

14.1.	Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

14.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following provided that Ultimus has acted in accordance with the standard of care set forth above:

(1)	performing Services or duties pursuant to any oral, written, or electronic instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Trust or any Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes);

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	using valuation information provided by the Trust’s approved third-party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing a Fund’s portfolio holdings;

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third-parties;

(5)	any error, action or omission by the Trust or other past or current service provider; and

(6)	any failure to properly register any Fund’s shares in accordance with the Securities Act or any state blue sky laws.

B.	Ultimus may apply to the Trust at any time for instructions and may consult with counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

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C.	Notice is hereby given and Ultimus hereby acknowledges that this Agreement is executed on behalf of the Trust and not the Trustees individually and that the obligations of the parties hereunder are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and Ultimus shall look only to the assets of the Trust (or the particular Fund, as applicable), for the satisfaction of such obligations.

D.	Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust or any Fund, the Trust’s or any Fund’s investment adviser or any of the Trust’s or Fund’s other service providers until receipt of written notice thereof from the Trust or Fund (as applicable). As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.	The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary responsibility for overseeing such compliance.

F.	To the maximum extent permitted by law, the Trust agrees to limit Ultimus’ liability for the Trust’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period (or the actual time period this Agreement has been in effect, calculated on an annualized basis, if the agreement has been in effect less than 12 months). This limitation shall apply regardless of the cause of action or legal theory asserted.

G.	In no event shall either party be liable to the other for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or the other party was advised of the possibility thereof (provided that this provision shall in no way limit the obligation of the Trust or Fund to indemnify Ultimus under Section 14.3 for claims brought by third parties). The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

14.3.	Indemnification

A.	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising out of (1) the Indemnifying Party’s

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failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Notwithstanding the foregoing provisions, the Trust or Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 14.2.A.; provided, however, that the Trust shall not have any obligation to indemnify Ultimus hereunder for any Losses that arise out of Ultimus’ willful misfeasance, bad faith or gross negligence.

C.	Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.	The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

14.4.	The provisions of this Section 14 shall survive termination of this Agreement.

15.	Force Majeure Event.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, pandemics, failure of the mails, transportation, communication, or power supply. Reasonably foreseeable losses resulting from a breach of Section 12.3(A) or (B) will not be deemed hereunder to be beyond the reasonable control of Ultimus.

16.	Representations and Warranties

16.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

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(B)	To the extent required by Applicable Law (defined below), it is duly registered, or will be duly registered, with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)	For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)	Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

16.2.	Representations of the Trust. The Trust represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	(1) as of the close of business on the Agreement Effective Date, each Fund that is then in existence has authorized unlimited shares, and (2) no shares of any Fund will be offered to the public until the Trust’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act, has been declared or becomes effective and all required state securities law filings have been made.

(B)	It shall cause the investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for each Fund to reasonably cooperate with Ultimus and to provide it with such information, data, documents, and advice relating to the Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement. To the extent the Trust, the Fund, the investment adviser(s) or any other service provider to the Fund is/are unable to supply Ultimus with all of the information necessary for Ultimus to perform the Services, Ultimus will not be able to fully perform the Services and will not be responsible for such failure.

(C)	To the knowledge of the Trust, the Trust’s Agreement and Declaration of Trust, Bylaws, registration statement and each Fund’s organizational documents, and prospectus are true and accurate in all material respects and will remain true and accurate in all material

Texas Capital Funds Trust
Ultimus Master Services Agreement
September 29, 2023                                                                                                                Page 13 of 21

respects at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(D)	Each of the employees of Ultimus that serves or has served at any time as an officer of the Trust, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Trust’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Trust’s Declaration of Trust and Bylaws regarding indemnification of its officers. The Trust shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be canceled or terminated.

(E)	Any officer of the Trust shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Trust (an “Authorized Person”) (unless such authority is limited in a writing from the Trust and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

16.3	Representations of Ultimus. Ultimus represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)        It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

17.	Insurance

17.1.	Maintenance of Insurance Coverage.

(A)	Prior to executing this Agreement, Ultimus will, at its own expense, procure and maintain the kinds and minimum amounts of insurance coverage as indicated on the attached Exhibit A, or as required by Applicable Law, whichever is greater. Such insurance will be procured with nationally recognized insurers (i) in good standing, possessing an A. M. Best rating of not less than A- (or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency), and (ii) authorized to do business under the laws of the state(s) and/or country(ies) where performance of the Services or delivery of the deliverables occurs. Ultimus will keep such insurance in full force and effect during the term of this Agreement and until the completion of all Services and the delivery of all deliverables to be provided hereunder. Ultimus will furnish certificates of insurance evidencing insurance coverage as required hereunder within five (5) business days of the Trust’s request.

(B)	Ultimus will notify the Trust in writing to the address set forth on Exhibit A (or cause the Trust to be so notified) at least thirty (30) calendar days prior to: cancellation, any change to restrict the coverage or reduce the limits afforded, or any change of insurance companies.

(C)	Ultimus' insurance will be primary, and all insurance carried by the Trust is strictly excess and secondary and will not contribute with or to Ultimus’ insurance.

Texas Capital Funds Trust
Ultimus Master Services Agreement
September 29, 2023                                                                                                                Page 14 of 21

(D)	Should Ultimus at any time neglect or refuse to provide the required insurance required by this Agreement, or should such insurance be canceled, the Trust may, at its option procure such insurance and the cost thereof will be deducted from any Fees or reimbursable expenses then due or thereafter to become due to Ultimus.

(E)	Ultimus may carry, at its own expense, such additional insurance as it may deem necessary.

(F)	Ultimus will not be deemed to be relieved of any responsibility by the fact that it carries insurance.

(G)	Any insurance carried by a subcontractor is in addition to and does not replace the insurance Ultimus is required to maintain. It is understood and agreed that insurance carried by a subcontractor in no way relieves Ultimus from its own liability under this Agreement or of its own obligations to carry insurance as required by this Section.

17.2.	Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

18.	Information Provided by the Trust

18.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Trust will furnish to Ultimus the following:

(A)	copies of the Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Trust’s Bylaws and any amendments thereto;

(C)	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Ultimus thereunder;

(D)	a list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Trust’s registration statement and all amendments thereto filed with the SEC pursuant to the Securities Act and the Investment Company Act;

(F)	the Trust’s notification of registration under the Investment Company Act on Form N-8A as filed with the SEC;

(G)	the Trust’s current prospectus and statement of additional information for each Fund;

(H)	an accurate, current list of shareholders of each existing series of the Trust, if applicable, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

Texas Capital Funds Trust
Ultimus Master Services Agreement
September 29, 2023                                                                                                                Page 15 of 21

(I)	copies of the current plan of distribution adopted by the Trust under Rule 12b-1 under the Investment Company Act for each Fund, if applicable;

(J)	copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for each Fund;

(K)	copies of the current underwriting agreement for each Fund;

(L)	contact information for each Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(M)	a copy of procedures adopted by the Trust in accordance with Rule 38a-1 under the Investment Company Act.

18.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Trust will furnish to Ultimus any amendments to the items listed in Section 18.1.

19.	Compliance with Law

The Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of a Fund and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Trust or a Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

20.	Privacy and Confidentiality

20.1.	Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, and operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

Texas Capital Funds Trust
Ultimus Master Services Agreement
September 29, 2023                                                                                                                Page 16 of 21

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally or marked appropriately.

20.2.	Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Trust. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

20.3.	Treatment of Confidential Information

(A)	Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)	Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)	Each party further agrees that:

(1)	The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2)	Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law or approved in writing by the Disclosing party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information;

(3)	Additionally, Ultimus may provide Confidential Information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(4)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

Texas Capital Funds Trust
Ultimus Master Services Agreement
September 29, 2023                                                                                                                Page 17 of 21

20.4.	Severability. This provision and the obligations under this Section 20 shall survive termination of this Agreement.

20.5.	Publicity. Ultimus will not disclose the existence of this Agreement or the business relationship between the Trust and Ultimus to any outside third party without the Trust’s prior written approval. This restriction includes, but is not limited to, using the Trust’s name, likeness, or logo (the “Trust’s Identity”). By way of example and not limitation, Ultimus will not use the Trust’s Identity, directly or indirectly, in conjunction with any customer or client list, advertisements, news releases or releases to any professional or trade publications without the aforementioned approval.

20.6	Additional Data Protection Requirements. If any country or state where Services are to be rendered hereunder has or enacts a data protection-related law (including any subsequent amendment thereto) that requires the execution of a data processing agreement, Ultimus shall, upon the Trust’s request, execute, and cause its subcontractors (to the extent such performance involves the processing of the Trust’s consumer information or personal data) to execute, such data processing agreement promptly on such terms and conditions as agreed by the parties. The following data processing agreement(s) shall apply to this Agreement and are incorporated by reference into this Agreement:

California Consumer Privacy & Privacy Rights Act Addendum attached hereto as Exhibit C.

21.	Non-Exclusivity

The services of Ultimus rendered to the Trust are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

22.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

23.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address.

Texas Capital Funds Trust
Ultimus Master Services Agreement
September 29, 2023                                                                                                                Page 18 of 21

23.1.	If to the Trust:

Texas Capital Funds Trust

Attn: Edward Rosenberg

2000 McKinney Avenue, Suite 800

Dallas, TX 75201

Ed.Rosenberg@texascapital.com

With a copy to:

Dechert LLP

Attn: Allison Fumai

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036-6797

Email: allison.fumai@dechert.com

23.2.	If to Ultimus:

Ultimus Fund Solutions, LLC

Attn: General Counsel

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

Email: legal@ultimusfundsolutions.com

24.	General Provisions

24.1.	Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

24.2.	Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.

24.3.	Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

24.4.	Assignments.

(A)	Except as provided in this Section 24.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)	The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Trust because of reorganization, recapitalization, or change of domicile.

Texas Capital Funds Trust
Ultimus Master Services Agreement
September 29, 2023                                                                                                                Page 19 of 21

(C)	Unless this Agreement is terminated in accordance with Section 10.3 of this Agreement, Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides the Trust at least 90 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

24.5.	Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

24.6.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

24.7.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

24.8.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

Texas Capital Funds Trust
Ultimus Master Services Agreement
September 29, 2023                                                                                                                Page 20 of 21

The parties duly executed this Agreement as of September 29, 2023.

	Texas Capital Funds Trust		Ultimus Fund Solutions, LLC
By:		By:
Name:	Edward Rosenberg	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Texas Capital Funds Trust
Ultimus Master Services Agreement
September 29, 2023                                                                                                                Page 21 of 21

EXHIBIT A

INSURANCE REQUIREMENTS

1.	Minimum Insurance Limits.

(a)             Comprehensive General Liability - Comprehensive General Liability written on an occurrence coverage form, including, without limitation, Bodily Injury and Property Damage Liability, Products and Completed Operations Liability, Contractual Liability and Personal and Injury Liability. The minimum limits are One Million U.S. Dollars ($1,000,000) per each occurrence, One Million U.S. Dollars ($1,000,000) aggregate (Products and Completed Operations) and One Million U.S. Dollars ($1,000,000) general aggregate.

(b)             Workers’ Compensation - Workers’ Compensation and Employers’ Liability with statutory coverage for Workers’ Compensation and minimum limits of One Million U.S. Dollars ($1,000,000) per accident, One Million U.S. Dollars ($1,000,000) disease (each employee), and One Million U.S. Dollars ($1,000,000) disease (policy limit) for Employers’ Liability or coverage and limits complying with all federal, state and local requirements applicable to the Services.

(c)             Umbrella/Excess Liability - Umbrella/Excess Liability with minimum limits of Three Million U.S. Dollars ($3,000,000) each occurrence and aggregate, both in excess of the minimum levels of comprehensive general liability, worker’s compensation and employer’s liability coverage required herein.

(d)       Errors and Omissions Liability - Errors and Omissions Liability (or Professional Liability) insurance with limits of Three Million U.S. Dollars ($3,000,000).

(e)       Cyber Liability/Technology Errors and Omissions – Cyber liability coverage with limits of Five Million U.S. Dollars ($5,000,000) per claim and aggregate.

2.	Certificates of Insurance.

(a)             Ultimus will ensure that “Texas Capital Funds Trust and any and all subsidiaries, trustees, officers, employees, and agents as their interests may appear” is designated as an additional insured, using the information provided below, on the insurance policies required by this Exhibit A.

Texas Capital Funds Trust

c/o Texas Capital Bank

2221 Lakeside Blvd. #900

Richardson, TX 75082

Attention: Third Party Risk Management

TPRM@texascapitalbank.com

 A-1

EXHIBIT B

SPECIAL ACCESS BACKGROUND CHECK REQUIREMENTS

Ultimus agrees that the below minimum background check requirements will be met for all Ultimus personnel and subcontractor personnel who have Special Access:

1.	Resume/Application Review: Ultimus will verify that Ultimus personnel’s and subcontractor personnel’s application information is current and accurate prior to having the third-party background check processed.

2.	Previous Employment Verification: Ultimus will verify previous employment history of Ultimus personnel and subcontractor personnel with two (2) previous employers or during the last five (5) years.

3.	Education Confirmation: Ultimus will verify all degrees held by Ultimus personnel and subcontractor personnel.

4.	Social Security Check: Ultimus will verify the following for each Ultimus personnel and subcontractor personnel:
a.	Date of birth corresponds to Social Security number (e.g., prior to June 2011, social security numbers were issued via location and date of birth);
b.	Social security number is not listed in the Experian National Fraud Database or other similar database used for protecting against identity fraud; and
c.	Social security number is not listed in the Social Security Administration’s Death Master File.

5.	Criminal Background Investigation: Ultimus will, at a minimum, for each Ultimus personnel and subcontractor personnel:
a.	Have a third-party criminal background investigation performed which includes the county/parish, state, and federal jurisdictions (including a National Criminal Database Search) where Ultimus personnel and subcontractor personnel have resided at any time during the last seven (7) years and are currently employed;
b.	Verify Ultimus personnel and subcontractor personnel are not listed on any US Department of Homeland Security or US Federal Sanction and Exclusions lists; and
c.	Require Ultimus personnel and subcontractor personnel to self-disclose, without limitation to time or jurisdiction as permitted by applicable law, whether they have been convicted of any felony or criminal offense involving dishonesty, a breach of trust, or money laundering or have participated in a pre-trial diversion program with respect to such offense.

In no event, without the prior written approval of the Trust, should any person who has been convicted of any criminal offense involving dishonesty, a breach of trust, money laundering, or any sex crime, or who is listed on any US Department of Homeland Security or US Federal Sanction and Exclusions list, be allowed Special Access.

B-1

EXHIBIT C

CALIFORNIA CONSUMER PRIVACY & PRIVACY RIGHTS ACTS ADDENDUM

This California Consumer Privacy Act & California Privacy Rights Act Addendum (“Addendum”) forms part of the Agreement (the “Agreement”) between Ultimus Fund Solutions, LLC (“Ultimus”), and Texas Capital Funds Trust (the “Trust”), pursuant to which Ultimus provides the Services (as defined in the Agreement) to the Trust.

The parties acknowledge and agree that Ultimus is a service provider for the purposes of the California Consumer Privacy Act (“CCPA”) and the California Privacy Rights Act (“CPRA”) and may receive personal information from the Trust pursuant to the Agreement entered between the Parties, for a business purpose.  Ultimus shall:

(1)	not sell or share any such personal information
(2)	not retain, use, or disclose any personal information provided by the Trust pursuant to the Agreement except as necessary for the limited and specific purpose of performing the Services for the Trust pursuant to the Agreement, or otherwise as set forth in the Agreement or as permitted by the CCPA & CPRA
(3)	not retain, use, or disclose the personal information outside of the direct business relationship between Ultimus and the Trust
(4)	not combine the personal information received from, or on behalf of, the Trust with personal information that it receives from, or on behalf of, another person or persons, or collects from its own interaction with the consumer
(5)	permit the Trust to monitor Ultimus’ compliance with the Agreement through measures, including, but not limited to, ongoing manual reviews and automated scans and regular assessments, audits, or other technical and operational testing at least once every 12 months
(6)	assist the Trust with verifying and complying with any consumer requests relating to access, correct, delete, opt-out, or limit use under the CCPA & CPRA
(7)	at the direction of the Trust, unless such direction would conflict with any applicable federal law, delete or modify personal information and notify any of its own service providers or contractors to delete or modify personal information about the consumer processed by the service provider or the contractor
(8)	comply with applicable CCPA and CPRA obligations and provide the same level of privacy protection as is required by the CCPA and CPRA
(9)	notify the Trust if it makes a determination that it can no longer meet its obligations under the CCPA & CPRA
(10)	upon notice by the Trust, take reasonable and appropriate steps to stop and remediate unauthorized use of personal information
(11)	implement reasonable security procedures and practices appropriate to the nature of the personal information to protect the personal information from unauthorized or illegal access, destruction, use, modification, or disclosure
(12)	if Ultimus engages any other person to assist it in processing personal information for the specific purpose of performing the Services for the Trust pursuant to the Agreement, or if any other person engaged by Ultimus engages another person to assist in processing personal information for this purpose, it shall notify the Trust of that engagement, and the engagement shall be pursuant to a written contract binding the other person to observe all the requirements set forth in this addendum
(13)	upon receiving a request from a consumer, forward the request to the Trust and inform the consumer that Ultimus is not authorized to respond to their request directly as a service provider to the Trust, but that Ultimus has forwarded their request to the Trust
(14)	comply with the CCPA, CPRA and their regulations with regard to any personal information that it collects, maintains, or sells outside of its role as a service provider

C-1

The terms “personal information,” “service provider,” “contractor,” “person,” “consumer,” “business purpose,” “collects,” “sell,” and “share" are as defined in Section 1798.140 of the CCPA & CPRA. Ultimus certifies, by its execution of the Agreement, that it understands the restrictions of this Addendum.

C-2

SCHEDULE A

to the

Master Services Agreement

between

Texas Capital Funds Trust

and

Ultimus Fund Solutions, LLC

dated September 29, 2023

Fund Portfolio(s)

Texas Capital Government Money Market Fund

 Schedule A-1

Fund Accounting Addendum

for

Texas Capital Funds Trust

This Fund Accounting Addendum, dated September 29, 2023, is between Texas Capital Funds Trust (the “Trust”), on its own behalf and on behalf of the Funds listed on Schedule A to that certain Master Services Agreement, dated September 29, 2023, and Ultimus Fund Solutions, LLC (“Ultimus”). Capitalized terms used but not defined herein shall have the meanings set forth in the Master Services Agreement.

Fund Accounting Services

1.	Performance of Daily Accounting Services

Ultimus shall perform the following accounting services daily for each Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.	obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund’s investment adviser or its designee, per the valuation policy approved by the Board;

1.3.	verify and reconcile with the Funds’ custodian cash and all daily activity;

1.4.	compute, as appropriate, each Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.5.	review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and/or yields to NASDAQ, and such other entities as directed by the Fund;

1.6.	determine unrealized appreciation and depreciation on securities held by the Funds;

1.7.	accrue income of each Fund;

1.8.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

1.9.	update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

1.10.	record investment trades received in proper form from each Fund or its authorized agents on the industry standard T+1 basis;

Texas Capital Funds Trust
Fund Accounting Addendum
September 29, 2023                                                                                                                  Page 1 of 4

1.11.	calculate Fund expenses based on instructions from each Fund’s administrator;

1.12.	accrue expenses of each Fund;

1.13.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.14.	provide accounting reports in connection with each Fund’s regular annual audit and other audits and examinations by regulatory agencies;

1.15.	provide such periodic reports as agreed to by the parties;

1.16.	prepare and maintain the following records upon receipt of information in proper form from each Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and redemption journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals, (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.17.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

1.18.	provide accounting information to each Fund’s independent registered public accounting firm for preparation of the Fund’s tax returns; and

1.19.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, so that all necessary information is made available to each Fund’s independent public accountants in connection with any audit or the preparation of any report requested by the Fund.

2.	Accounting Services Related to Odd Lot Pricing

If, in addition to those services described under Section 1 [Performance of Daily Accounting Services] of this Fund Accounting Addendum, the Trust or a Fund’s investment adviser informs Ultimus that one or more Fund(s) holds or will hold any security in a quantity constituting an odd lot (as opposed to a round lot), Ultimus will undertake to perform such additional procedures as are determined necessary by the Board to price such security, including, if applicable, the application of a discount to the pricing obtained from any independent pricing service(s); provided, however, that any such additional procedures to be performed in connection with securities held in quantities constituting an odd lot, are clearly delineated in a written odd lot pricing methodology and procedure approved by the Board; it being further understood and agreed by the parties hereto that Ultimus shall be compensated in the form of an odd lot pricing fee for performing such additional procedures, and, notwithstanding anything in the Agreement to the contrary, including, without limitation, any duty of care or indemnification obligation that Ultimus might otherwise owe to the Trust or any Fund, Ultimus will not be liable for any NAV error that may arise out of any incorrect, incomplete, or missing data provided to Ultimus by the Fund’s investment adviser or any sub-adviser to the Fund as part of any odd lot pricing procedures approved by the Board, and the Trust hereby agrees to indemnify Ultimus for and hold Ultimus harmless from any such liability.

Texas Capital Funds Trust
Fund Accounting Addendum
September 29, 2023                                                                                                                  Page 2 of 4

3.	Special Reports and Services

3.1.	Ultimus may provide additional special reports upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

3.2.	Ultimus may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Signatures are located on the next page.

Texas Capital Funds Trust
Fund Accounting Addendum
September 29, 2023                                                                                                                  Page 3 of 4

The parties duly executed this Fund Accounting Addendum as of September 29, 2023.

	Texas Capital Funds Trust on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC
By:		By:
Name:	Edward Rosenberg	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Texas Capital Funds Trust
Fund Accounting Addendum
September 29, 2023                                                                                                                  Page 4 of 4

Fund Accounting Fee Letter

for

the Funds listed on Schedule A

each a series of

Texas Capital Funds Trust

This Fund Accounting Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Texas Capital Funds Trust (the “Trust”) for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement dated September 29, 2023, and the Fund Accounting Addendum dated September 29, 2023 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

For the Fund Accounting Services provided under the Fund Accounting Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, which fee is included in the Fund Administration Fees, plus itemized fees as follows:

1.1.	Multi-Manager:

[REDACTED]

1.2.	Price Quotes: The charges for securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

[REDACTED]

1.3.	Wholly owned subsidiary fee: [REDACTED].

1.4.	Special Reports/Programming Charge: [REDACTED].

1.5.	Event Processing Charge: [REDACTED].

1.6.	[REDACTED].

2.	Monthly Per Trade and T+0 Processing Fees

[REDACTED].

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

Texas Capital Funds Trust
Fund Accounting Fee Letter
September 29, 2023                                                                                                                  Page 1 of 5

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 90 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case the subject Fund(s) or the Adviser shall be responsible for payment of any amounts required to be paid by the Adviser under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

3.4.	Early Termination. Any Early Termination under the Agreement with respect to fund accounting services shall subject the subject Fund(s) or the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

3.5.	Deconversion. Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. In consideration for which, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a fee for fund accounting deconversion services of not less than [REDACTED]..

3.6.	Liquidation. In the event any Fund is liquidated, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for fund accounting liquidation services of not less than [REDACTED].per Fund.

4.	Reimbursable Expenses

In addition to the above fees, the Fund or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Fund’s behalf, including, but not limited to, the cost of obtaining secondary security market quotes and other securities data utilized by the Fund from Trust approved vendors, performance reporting (including after-tax performance reporting), and third party expenses incurred by Ultimus in providing the Derivatives Risk Management Program Support Services or the 18f-4/N-PORT Support Services (as applicable), including, without limitation, the Fund’s proportionate share of any fees paid by Ultimus to any Derivatives Expert as part of Ultimus’ providing the Derivatives Risk Management Program Support Services. The Fund will be responsible for the Fund’s normal operating expenses, including, but not limited to, federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Fund’s other vendors and providers that provide services to the Fund.

Texas Capital Funds Trust
Fund Accounting Fee Letter
September 29, 2023                                                                                                                  Page 2 of 5

5.       Fee Increases

[REDACTED].

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

Texas Capital Funds Trust
Fund Accounting Fee Letter
September 29, 2023                                                                                                                  Page 3 of 5

The parties duly executed this Fund Accounting Fee Letter dated September 29, 2023.

	Texas Capital Funds Trust on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC
By:		By:
Name:	Edward Rosenberg	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Texas Capital Bank Wealth Management Services, Inc. doing business as Texas Capital Bank Private Wealth Advisors
By:
Name:	Daniel Heid
Title:	Managing Director, Director of Procurement

Texas Capital Funds Trust
Fund Accounting Fee Letter
September 29, 2023                                                                                                                  Page 4 of 5

Fund Administration Addendum

for

Texas Capital Funds Trust

This Fund Administration Addendum, dated September 29, 2023, is between Texas Capital Funds Trust (the “Trust”), on its own behalf and on behalf of the Funds listed in Scheduled A to that certain Master Services Agreement dated September 29, 2023, and Ultimus Fund Solutions, LLC (“Ultimus”). Capitalized terms used but not defined herein shall have the meanings set forth in the Master Services Agreement.

Fund Administration Services

1.	Regulatory Reporting

Ultimus shall provide the Trust with regulatory reporting services, including:

1.1.	prepare, in consultation with Trust counsel, the annual updates (as well as supplements) to the Trust’s registration statement filed on Form N-1A pursuant to Section 8 of the Investment Company Act, and coordinate through a financial printer the EDGARizing and filing of such annual updates (as well as supplements to such documents) with the Securities and Exchange Commission (the “SEC”);

1.2.	prepare and coordinate through a financial printer the EDGARizing and filing with the SEC of annual and semi-annual financial statements for the Trust (i) the reports for the Trust on Forms N-CSR, N-PORT, N-MFP, N-CEN, and N-CR (as applicable), (ii) Form N-PX, (iii) annual Fidelity Bond Filing (Rule 17g-1), and (iv) all required notices pursuant to Rule 24f-2 under the Investment Company Act;

1.3.	Maintain the Trust’s governing documents and any amendments thereto, including the Agreement and Declaration of Trust, By-laws, minutes of Board and committee meetings and other documents pertaining to actions taken by the Trust’s Board of Trustees;

1.4.	prepare such reports, notice filing forms and other documents (including reports regarding the sale of shares of the Trust as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust’s shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Trust to offer its shares; and

1.5.	cooperate with and take all reasonable actions in the performance of its duties under this Agreement, so that the necessary information is made available to, the SEC or any other regulatory authority or applicable securities exchange in connection with any regulatory audit of the Trust or any Fund.

2.	Shareholder Communications

Ultimus shall develop and prepare, with the assistance of the Trust’s investment adviser(s) and other service providers, communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the printing and mailing of prospectuses, notices and other reports to Trust shareholders.

Texas Capital Funds Trust
Fund Administration Addendum
September 29, 2023                                                                                                                  Page 1 of 5

3.	Corporate Governance

Ultimus shall provide the following services to the Trust and its Funds:

3.1.	provide individuals reasonably acceptable to the Board to serve as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined and under supervision by the Board;

3.2.	coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of the Investment Company Act and as such bonds and policies are approved by the Board; and

3.3.	schedule, prepare and disseminate materials for, attend and write minutes of the Board’s quarterly meetings and meetings of the Board’s committees.

4.	Other Services

Ultimus shall provide all necessary office space, equipment, personnel, and facilities for handling the affairs of the Trust; and shall provide the following services if reasonably requested by the Trust and if such services are consistent with Ultimus’ obligations under the Master Services Agreement and this Fund Administration Addendum:

4.1.	administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser(s), distributor, custodian, transfer agent, and fund accountant;

4.2.	assist the Trust, each Fund’s investment adviser(s) and the Trust’s Chief Compliance Officer in monitoring the Trust and its Funds for compliance with applicable limitations as imposed by the Investment Company Act and the rules and regulations thereunder, Subchapter M of the Internal Revenue Code, and/or set forth in the Trust’s or any Fund’s then current prospectus or statement of additional information;

4.3.	prepare and maintain the Trust’s operating budget to determine proper expense accruals to be charged to each Fund in order to calculate its daily net asset value;

4.4.	prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

4.5.	assist each Fund’s independent registered public accounting firm with the preparation and filing of the Fund’s tax returns;

4.6.	research and calculate the qualified dividend rate for income and short-term capital gain distributions and assist in the production of supplemental tax information letters for each Fund, if applicable;

4.7.	advise the Trust and its Board on matters concerning the Trust and its affairs including making recommendations regarding dividends and distributions;

Texas Capital Funds Trust
Fund Administration Addendum
September 29, 2023                                                                                                                  Page 2 of 5

4.8.	Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and pursuant to advice from the Fund’s independent public accountants and Trust counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Trust, and assist the Trust, the Adviser and each sub-adviser to the Trust (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Trust, as applicable. Because such post-trade compliance testing is performed using fund accounting data and data provided by third-party sources, including, without limitation the Adviser, its accuracy is dependent upon the accuracy of such data, and the Trust agrees and acknowledges that Ultimus is not liable for the accuracy or inaccuracy of such data. The Trust further agrees and acknowledges that the post-trade compliance testing performed by Ultimus shall not relieve the Trust or the Adviser of their responsibilities with respect to fund portfolio compliance, including on a pre-trade basis, and that Ultimus shall not be held liable for any act or omission of the Trust or the Adviser with respect to fund portfolio compliance. Moreover, and notwithstanding the foregoing, Ultimus’ ability and therefor its obligation to perform post-trade compliance testing shall be wholly-dependent upon its timely receipt from third-party sources, including as applicable the Adviser, of all data necessary in Ultimus’ sole determination to properly perform such post-trade compliance testing, and, should Ultimus determine it to be necessary, the Adviser shall be required to arrange for Ultimus to have secure look-through access to private fund holdings.

4.9.	administer all disbursements for a Fund; and

4.10.	upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers and EDGAR providers.

For special cases, the parties hereto may amend the procedures or services set forth in the Master Services Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

5.	Additional Regulatory Services

Ultimus may provide other regulatory services not specifically listed herein upon such terms and for such fees as the parties hereto agree. Such other regulatory services may include, without limitation, (i) the drafting of initial registration statements and amendments thereto pursuant to Rule 485(a) under the Securities Act of 1933, (ii) the drafting of proxy statements and related materials in connection with the Trust’s shareholder meetings, and (iii) the preparation of materials for, attendance at, and drafting of minutes for special Board meetings.

6.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

Texas Capital Funds Trust
Fund Administration Addendum
September 29, 2023                                                                                                                  Page 3 of 5

7.	Legal Representation

Notwithstanding any provision of the Master Services Agreement or this Fund Administration Addendum to the contrary, Ultimus will not provide legal representation to the Trust or any Fund, including through the use of attorneys that are employees of, or contractually engaged by, Ultimus. The Trust acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and will rely on outside counsel retained by the Trust to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Trust, any information provided to Ultimus attorneys will not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

Signatures are located on the next page.

Texas Capital Funds Trust
Fund Administration Addendum
September 29, 2023                                                                                                                  Page 4 of 5

The parties duly executed this Fund Administration Addendum as of September 29, 2023.

	Texas Capital Funds Trust on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC
By:		By:
Name:	Edward Rosenberg	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Texas Capital Funds Trust
Fund Administration Addendum
September 29, 2023                                                                                                                  Page 5 of 5

Fund Administration Fee Letter

for

the Funds listed on Schedule A

each a series of

Texas Capital Funds Trust

This Fund Administration Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Texas Capital Funds Trust (the “Trust”) for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement dated September 29, 2023, and the Fund Administration Addendum dated September 29, 2023 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.	For the Fund Administration Services provided under the Fund Administration Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, or the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed with respect to the Funds as follows:

[REDACTED].

The fee will be calculated based on the aggregate net assets of the Funds and distributed to the Funds on a pro rata basis or other Board approved methodology.

[REDACTED].

1.2	Reporting Modernization fee: Each Fund shall pay a monthly reporting modernization fee for third-party data and technology and personnel costs associated with N-PORT and N-CEN filings. Current annual charges are as follows, but are subject to change from time-to-time upon written notice from Ultimus:

[REDACTED].

1.3.	Implementation Fee. [REDACTED].

1.4.	State Registration (Blue Sky) Fees:

The Fund shall pay its allocated federal and state regulatory filing fees. In addition, the Fund shall pay Ultimus the following fees per state registration:

[REDACTED].

1.5.	Tax Provisioning/ASC 740 Compliance fee. [REDACTED].

Texas Capital Funds Trust
Fund Administration Fee Letter
September 29, 2023                                                                                                                  Page 1 of 6

1.6.	Special Reports/Programming Charge. All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge the amount of which shall be agreed upon by the parties. The current rate as of the date of this Fee Letter is [REDACTED]per hour and is subject to change.

1.7.	Event Processing Charge. Fund administration services performed outside of the ordinary course and in connection with unique events involving a Fund or the Trust, including, without limitation, mergers, acquisitions, and reorganizations, shall be subject to an additional event processing charge the amount of which shall be agreed upon by the parties. The current rate as of the date of this Fee Letter is [REDACTED]per hour and is subject to change.

1.8.	Meeting Attendance Fee. The Trust or the applicable Fund shall pay [REDACTED]per fair valuation committee meeting attended by any Ultimus personnel.

1.9.	[REDACTED].

2.	Reimbursable Expenses

In addition to the above fees, the Trust, the Funds, or the Adviser will reimburse Ultimus for certain reimbursable expenses incurred on each Fund’s behalf, including, but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Trust or the Adviser. The Trust and each Fund will be responsible for the Fund’s normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Fund’s public documents, and fees and expenses of the Trust’s other vendors and providers engaged by the Trust that provide services to the Fund.

3.	Term

3.1	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 90days prior to the end of the Initial Term or the then-current Renewal Term.

3.3	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case the subject Fund(s) or the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

3.4	Early Termination. Any Early Termination under the Agreement with respect to fund administration services shall subject the subject Fund(s) or the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current

Texas Capital Funds Trust
Fund Administration Fee Letter
September 29, 2023                                                                                                                  Page 2 of 6

term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

3.5	Deconversion. Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. In consideration for which, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a fee for fund administration deconversion services of not less than [REDACTED].

3.6	Liquidation. In the event any Fund is liquidated, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for fund administration liquidation services of not less than [REDACTED]per Fund.

4.       Fee Increases

[REDACTED]

5.       Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

Texas Capital Funds Trust
Fund Administration Fee Letter
September 29, 2023                                                                                                                  Page 3 of 6

The parties duly executed this Fund Administration Fee Letter dated September 29, 2023.

	Texas Capital Funds Trust on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC
By:		By:
Name:	Edward Rosenberg	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Texas Capital Bank Wealth Management Services, Inc., doing business as Texas Capital Bank Private Wealth Advisors
By:
Name:	Daniel Heid
Title:	Managing Director, Director of Procurement

Texas Capital Funds Trust
Fund Administration Fee Letter
September 29, 2023                                                                                                                  Page 4 of 6

Transfer Agent and Shareholder Services Addendum

for

Texas Capital Funds Trust

This Transfer Agent and Shareholder Services Addendum, dated September 29, 2023, is between Texas Capital Funds Trust (the “Trust”), on its own behalf and on behalf of the Funds listed on Schedule A to that certain Master Services Agreement, dated September 29, 2023, and Ultimus Fund Solutions, LLC (“Ultimus”). Capitalized terms used but not defined herein shall have the meanings set forth in the Master Services Agreement.

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Trust with shareholder transaction services, including:

1.1.	process shareholder purchase, redemption, exchange, and transfer orders in accordance with conditions set forth in the applicable Fund’s prospectus(es) applying all applicable redemption or other miscellaneous fees;

1.2.	set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3.	assist shareholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6.	act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.	record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

Texas Capital Funds Trust
Transfer Agent and Shareholder Services Addendum
September 29, 2023                                                                                                                  Page 1 of 5

1.10.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.11.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

1.12.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares; and

1.13.	process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of shareholder bank information for automatic purchases.

2.	Shareholder Information Services

Ultimus shall provide the Trust with shareholder information services, including:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and

2.4.	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

3.	Compliance Reporting

3.1.	AML Reporting. Ultimus agrees to provide anti-money laundering services to the Trust’s direct shareholders and to operate the Trust’s customer identification program for these shareholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Board and with applicable law and regulations.

3.2.	Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Funds’ auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.3.	IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

Texas Capital Funds Trust
Transfer Agent and Shareholder Services Addendum
September 29, 2023                                                                                                                  Page2 of 5

3.4.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

4.	Dealer/Load Processing

For each Fund with a share class that charges a sales load (either front-end or back-end), Ultimus will:

4.1.	provide reports for tracking rights of accumulation and purchases made under a letter of intent;

4.2.	account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

4.3.	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

4.4.	track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases; and

4.5.	applying appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

5.	Shareholder Account Maintenance

For each direct shareholder account, Ultimus agrees to perform the following services:

5.1.	maintain all shareholder records for each account in each Fund;

5.2.	as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

5.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third-party copies if required;

5.4.	record shareholder account information changes; and

5.5.	maintain account documentation files for each shareholder.

6.	uTRANSACT Web Services
6.1.	Provide and maintain an internet portal for shareholders and registered investment advisers to access and perform various online capabilities on their investment accounts with the Funds.
7.	PLAID
7.1.	Provide online bank account verification services using third-party PLAID technology.

Texas Capital Funds Trust
Transfer Agent and Shareholder Services Addendum
September 29, 2023                                                                                                                  Page 3 of 5

8.	Other Services

8.1.	Ultimus shall perform other services for the Trust that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all reimbursable expenses incurred by Ultimus; provided, however that the Trust may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

9.	National Securities Clearing Corporation Processing

Ultimus will:

9.1.	process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

9.2.	issue instructions to each Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

9.3.	provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

9.4.	maintain shareholder accounts through Networking.

10.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

Signatures are located on the next page.

Texas Capital Funds Trust
Transfer Agent and Shareholder Services Addendum
September 29, 2023                                                                                                                  Page 4 of 5

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of September 29, 2023.

	Texas Capital Funds Trust on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC
By:		By:
Name:	Edward Rosenberg	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Texas Capital Funds Trust
Transfer Agent and Shareholder Services Addendum
September 29, 2023                                                                                                                  Page5 of 5

Transfer Agent and Shareholder Services Fee Letter

for

the Funds listed on Schedule A

each a series of

Texas Capital Funds Trust

This Transfer Agent and Shareholder Services Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Texas Capital Funds Trust (the “Trust”) for the Funds listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”) pursuant to that certain Master Services Agreement dated September 29, 2023, and the Transfer Agent and Shareholder Services Addendum dated September 29, 2023 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

1.1.	For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee and reimbursable expenses from the Trust, the Funds, or the Adviser (as hereinafter defined) on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, computed with respect to each Fund as follows:

[REDACTED]

1.2.	Special Reports/Programming Fees: All special reports analyses and/or programming requested by a Fund or the Trust under this Agreement shall be subject to an additional programming charge. The current rate as of the date of this Agreement is [REDACTED]per hour and is subject to change.
1.3.	[¤] MFPS I or [X] MFPS II (check if applicable)

One-time Fees: [REDACTED]

Ongoing (Monthly) Fees:

[REDACTED]

The parties hereto acknowledge and agree that Ultimus shall bear no liability with respect to the accuracy of data entered into MFPS II and that the pricing as set forth herein is premised upon this limitation of liability.

1.4.	[¤] MARS Rule 22c-2 Compliance Management Fees (check if applicable)

[REDACTED]

1.5.	[¤] SalesFocus Solutions/MARS Fees (check if applicable)

Texas Capital Funds Trust
Transfer Agent and Shareholder Services Fee Letter
September 29, 2023                                                                                                                  Page 1 of 7

The Adviser will be obligated to pay the following SalesFocus Solutions/MARS-related fees.

[REDACTED]

1.6.	[REDACTED]

All services listed above with a check box that are used by the Trust or Funds will be billed by Ultimus in accordance with the listed fees, even if not checked.

2.	Reimbursable Expenses

In addition to the above fees, the Trust, the Funds, or the Adviser will reimburse Ultimus or pay directly certain expenses incurred on the Funds’ behalf, including, but not limited to, postage, confirmations, statement and confirmation development, shareholder applications and forms, printing, telephone lines, Internet access fees, bank service charges, stationery, envelopes, check printing and writing, AML verification, record retention, lost shareholder search, VRU maintenance and development, Fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Trust, the Funds, or the Adviser agrees to reimburse Ultimus for expenses incurred by Ultimus in the production and dissemination of trade confirmations, account statements, and tax forms.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. After the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus, the Trust, or the Adviser gives written notice of termination at least 90 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.	Termination. Ultimus or the Trust may terminate the Agreement entirely or on behalf of a Fund as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter with respect to each Fund as to which the termination applies, in which case the subject Fund(s) or the Adviser shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for deconversion or liquidation services.

3.4.	Early Termination. Any Early Termination under the Agreement with respect to transfer agency services shall subject the subject Fund(s) or the Adviser to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter, including the repayment of any negotiated discounts provided by Ultimus during the then-current term.

3.5.	Deconversion. Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. In consideration for which, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements

Texas Capital Funds Trust
Transfer Agent and Shareholder Services Fee Letter
September 29, 2023                                                                                                                  Page 2 of 7

reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a fee for transfer agency deconversion services of not less than [REDACTED].

3.6.	Liquidation. In the event any Fund is liquidated, Ultimus shall be entitled to collect from the Trust or the Adviser the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and a reasonable fee for transfer agency liquidation services of not less than [REDACTED]per Fund.

3.7.	Restructuring. In the event any Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider as would a deconversion, but does require Ultimus to perform transfer agency services outside of the ordinary course, Ultimus shall be entitled to collect from the Trust or the Adviser a transfer agency restructuring fee of not less than [REDACTED], which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

4.	Fee Increases

[REDACTED]

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

Texas Capital Funds Trust
Transfer Agent and Shareholder Services Fee Letter
September 29, 2023                                                                                                                  Page 3 of 7

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated September 29, 2023.

	Texas Capital Funds Trust on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC
By:		By:
Name:	Edward Rosenberg	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement.

Texas Capital Bank Wealth Management Services, Inc., doing business as Texas Capital Bank Private Wealth Advisors
By:
Name:	Daniel Heid
Title:	Managing Director, Director of Procurement

Texas Capital Funds Trust
Transfer Agent and Shareholder Services Fee Letter
September 29, 2023                                                                                                                  Page 4 of 7